Exhibit 35.1

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Credit Card Master Note Trust (USA) I

Series 2006-1, Class A Notes; Series 2006-1, Class B Notes;

Series 2007-1, Class A Notes and Series 2007-2, Class A Notes

I, Dennis J. Mickey, Senior Vice President, Chief Operating Officer – Treasury of HSBC Finance Corporation (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.05 of the Second Amended and Restated Transfer and Servicing Agreement, dated as of June 30, 2006 (the “Agreement”), among HSBC Receivables Funding Inc. I, as Transferor, the Company, as Servicer, and Wilmington Trust Company, as Owner Trustee of the HSBC Credit Card Master Note Trust (USA) I, hereby certify that:

1.	A review of the activities of the Company from January 1, 2008 through December 31, 2008 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 30th day of March 2009.

HSBC Finance Corporation

By: /s/ Dennis J. Mickey

Name: Dennis J. Mickey
Title:	Senior Vice President, Chief Operating Officer – Treasury